Exhibit 10.30

1 Penn Plaza
28th Floor
New York, NY 10119
www.presidio.com
April 27, 2016
Pankaj Patel
Dear Pankaj,

We are pleased to offer you the position as a Member of the Board of Directors, and Technology Committee Member with Aegis Holdings, Inc. (Parent company of Presidio Holdings Inc.). We are very excited to have you join the organization as we continue to grow and evolve Presidio. Your experience will be a tremendous asset and look forward to your acceptance. The terms of the Board Membership are as follows:

Effective Date:	On or about May 19, 2016
Compensation:

You will be compensated with an annual retainer of $50,000 (paid quarterly) and $2,000 additionally for In Person Board meetings and $1,000 for Teleconference meetings. Additionally, you’ll be paid $2,000 for In Person Technology Committee meetings and $1,000 for Teleconference meetings. Compensation policies for directors and committee members are subject to change as determined by the Compensation Committee from time to time.

Option Opportunity:	Upon board approval of your membership you are eligible to receive 7,500 shares in Presidio stock options, valued at the most current, board approved strike price. The options are time based and vest in equal increments each year on the anniversary date of the initial grant for a 3 year period. The Options grant is contingent upon the Board member executing the Presidio Options Agreement and Presidio NDA Agreement.

Expenses:	As a board member, you are eligible for reasonable expense reimbursement as it relates to your travel, lodging and meals to attend Board and Technology Committee meetings upon presentation of expense statements or other supporting information as may be required.

D & O Insurance	The Company carriers $25 million in Directors & Officers Liability insurance.

Upcoming Board Meetings:	May 19, 2016	8AM-12PM	1 Penn Plaza, NY, NY
	August 10, 2016	8AM-12PM	1 Penn Plaza, NY, NY

	November 11, 2016	8AM-12PM	1 Penn Plaza, NY, NY

	February 9, 2016	8AM-12PM	1 Penn Plaza, NY, NY

Important:	You represent and warrant that in your acceptance of and performance in this position you will not violate the term of any agreement applicable to you, and that you will not utilize or make available to us any confidential or proprietary information of any third party or violate any obligation with respect to such information. Your acceptance of this offer is not based on any promises or representations other than those contained in this letter.

Also, you represent and warrant that you are not bound by any agreement with or obligation to a current or previous employer or other party that may conflict with or otherwise prevent the full performance of your duties and obligations to Presidio. In addition, you represent that your board membership with Presidio does not and will not breach any agreement or obligation to keep in confidence any proprietary information belonging to another party, and that you will not disclose or otherwise use any such information in connection with your Director position.

We look forward to your joining the Presidio board. As confirmation of your acceptance of our offer, please sign this offer letter below by May 15, 2016. Should you have any questions, please do not hesitate to contact me at 212.324.4305.

Sincerely,

Bob Cagnazzi

CEO

I hereby accept this offer based upon the above stated terms and conditions.

Board Member Signature:		Date:	5/16/16

Presidio Signature:	/s/ Robert Cagnazzi	Date:	5/16/16